FIFTH AMENDMENT TO THE
EMPLOYMENT AGREEMENT
BETWEEN
FOSTER WHEELER INC.
AND
UMBERTO DELLA SALA

This FIFTH AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Employer”), and UMBERTO DELLA SALA (the “Executive”), dated as of March 1, 2008 (the “Employment Agreement”), is made and entered into this November 8, 2012.

WHEREAS, Foster Wheeler Ltd. entered into the Employment Agreement with the Executive on March 1, 2008, Foster Wheeler Ltd. and the Executive entered into a First Amendment to the Employment Agreement effective as of October 1, 2008, the Employer, with the Executive’s agreement, assumed the Employment Agreement from Foster Wheeler Ltd. in February 2009, the Employer and the Executive entered into a Second Amendment to the Employment Agreement, effective February 18, 2010, a Third Amendment to the Employment Agreement, effective November 29, 2010, and a Fourth Amendment to the Employment Agreement, dated as of July 20, 2011 (the Employment Agreement, as so assumed and amended, the “Agreement”); and

WHEREAS, the Executive and the Employer have agreed, with the approval of the Compensation and Executive Development Committee (the “Committee”) of Foster Wheeler AG’s Board of Directors, that the Executive will receive the equity grant and other compensation described below to incentivize him to refrain from retiring, and to instead continue to serve the Employer and Foster Wheeler AG, until December 31, 2013 as President and Chief Operating Officer of Foster Wheeler AG.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended as follows:

1.	Agreement Section 3.3 is hereby revised to read in its entirety as follows:

3.3           Long-Term Incentive.

3.3.1.       New Grants. The Executive will receive on a date designated by the Committee during the first open trading window subsequent to the date of this Amendment (such designated date, the “Grant Date”) the following:

3.3.1.1.      Restricted Stock Unit Grant. A grant of a number of restricted stock units which will be payable in registered shares of the Parent (“Shares”) with an economic value as of the Grant Date equal to approximately Seven Hundred Fifty Thousand US Dollars (USD $750,000) (the “Restricted Stock Units”).

3.3.1.2      Restricted Stock Unit (with Performance Goals) Grant. A grant of a number of restricted stock units with performance goals which will be payable in Shares with an economic value as of the Grant Date equal to approximately Seven Hundred Fifty Thousand US Dollars (USD $750,000) (the “PRSUs”).

3.3.1.3.    Vesting and Other Terms.

(a) The Restricted Stock Units and PRSUs will be granted under the Parent’s Omnibus Incentive Plan as of the Grant Date (the “Omnibus Plan”) and will be issued on the Grant Date. The Executive shall not be eligible to receive any additional regular cycle grants under the Omnibus Plan during the Term. For purposes of this Subsection 3.3.1, the determination of the number of Restricted Stock Units and PRSUs to be granted to the Executive shall be consistent with the methodology used for valuing Restricted Stock Units and PRSUs granted to employees which has been approved and adopted by the Committee as of the Grant Date.

(b) With respect to the Restricted Stock Units, one-third (1/3rd) shall vest on each of the first (1st), second (2nd), and third (3rd) anniversaries of a date selected by the Committee within the open trading window that includes the Grant Date, subject to the vesting rules described below in this Subsection 3.3.1.

(c) If and to the extent the Committee certifies the applicable performance goals were met, the PRSUs shall cliff vest, on the later of (i) the third (3rd) anniversary of a date selected by the Committee within the open trading window that includes the Grant Date (provided that in no event shall such third (3rd) anniversary date be later than March 15, 2016) or (ii) the date the Committee certifies the applicable performance goals were met (provided that in no event shall the Committee’s certification be made later than March 15, 2016), subject to the vesting described below in this Subsection 3.3.1. The PRSUs will have performance goals measured by comparing December 2012 to December 2015.

(d) The following special vesting rules shall apply to the Restricted Stock Units and PRSUs (collectively, “the 2012 Equity”):

(i) The termination of the Executive’s employment upon the expiration of the Term shall not result in any acceleration or forfeiture of the 2012 Equity.

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(ii) With regard to the 2012 Equity, the Executive shall not be eligible for Retirement under and within the meaning of same per the Omnibus Plan.

(iii) After December 31, 2013, the 2012 Equity will be subject to accelerated vesting only upon death and Disability. For the avoidance of doubt, even after December 31, 2013 and the Term, the 2012 Equity will remain subject to forfeiture in accordance with Section 11.2 and Section 22.1 (Forfeiture Events) of the Omnibus Plan (it being understood and agreed that (A) the Company’s remedies for any violation of Section 5.2 of this Agreement shall include, among other things, the forfeiture of the 2012 Equity and (B) the termination of the Executive’s provision of services upon the expiration of the Term shall not result in any acceleration or forfeiture of the 2012 Equity) and eligible for adjustments and replacements such as those in accordance with Sections 4.4 (Adjustments in Authorized Shares), 18.2 (Treatment of Awards), and 19.2 (Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events) of the Omnibus Plan.

3.3.1.4.   Grant Agreements. The Restricted Stock Units and PRSUs will be governed by separate agreements entered into between the Executive and the Parent in the usual form approved by the Committee as of the Grant Date (conformed as appropriate to reflect the terms of the Employment Agreement as amended by its Second through Fifth Amendments), and in the event of any inconsistency between such separate agreements and the terms of the Employment Agreement as amended by its Second through Fifth Amendments (including, but not limited to its Section 4), this Agreement shall govern and control. For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

3.3.2      General. For the avoidance of doubt, (a) the grants under Subsection 3.3.1 are in addition to, and not in lieu of, the grants already made under the Employment Agreement and its Second Third, and Fourth Amendments, which grants continue to be subject to the terms and conditions set out in the Agreement as well as the separate grant agreements, and (b) as to such grants already made, in the event of any inconsistency between any separate grant agreements and the terms of the Employment Agreement as amended by its Second, Third, and Fourth Amendments (including, but not limited to its Section 4), this Agreement shall govern and control (provided, however, that nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.)

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2.	All other terms and conditions of the Agreement not expressly modified by this Amendment remain valid and unchanged.

3.	This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FOSTER WHEELER INC.

By:	/s/ J. Kent Masters
Name:	J. Kent Masters
Title:	President & CEO

/s/ Umberto della Sala
UMBERTO DELLA SALA

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